Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Expected Significant Write-Down of Investments in
Fannie Mae and Freddie Mac Preferred Stock; Maintains its Well-Capitalized Status
NORTH ANDOVER, MA — (MARKET WIRE) — September 11, 2008 — LSB Corporation (NASDAQ-LSBX) (the “Company”), the parent company of River Bank (the “Bank”), today announced that it expects to record a non-cash charge in the quarter ended September 30, 2008 for other-than-temporary impairment of two preferred securities issued by the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”).
As previously disclosed, the Company owns shares of two series of preferred stock issued by FNMA and FHLMC, respectively. The Company reported in its Quarterly Report on Form 10-Q filed on August 13, 2008 that these preferred securities, which had a cost of $10.1 million at June 30, 2008, had declined in fair value to $6.4 million at August 11, 2008 and that as part of the Company’s ongoing other-than-temporary impairment evaluation process, management would continue to monitor the fair value of its FNMA and FHLMC preferred stock.
This week, after assessing the events surrounding the September 7, 2008 appointment of the Federal Housing Finance Agency (“FHFA”) as conservator of each of FNMA and FHLMC, the Company concluded that applicable accounting principles would likely require it to recognize the other-than-temporary impairment of its FNMA and FHLMC preferred stock. Simultaneously with the announcement of the FHFA’s appointment as conservator, the U.S. Treasury Department disclosed that it had entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC, contemplating an investment of up to $100 billion in each entity. The senior preferred stock has a liquidation preference senior to all FNMA and FHLMC stock, including the series of preferred stock that the Company owns. In addition, the terms of the senior preferred stock prohibit each of FNMA and FHLMC from declaring or paying any dividend or making any other distribution with respect to any stock other than the senior preferred stock without the consent of the U.S. Treasury Department, and therefore in connection with the appointment of the FHFA as conservator, the FHFA announced that it was eliminating the payment of dividends on all FNMA and FHLMC stock, including the series of preferred stock that the Company owns.
In determining the amount of the other-than-temporary impairment charge, the Company will value its FNMA and FHLMC preferred stock at the fair value of such securities as of the close of business on September 30, 2008. As of the close of business on September 9, 2008, the fair value of these securities was $1.1 million. The Company believes the decline in the fair value of such securities from August 11, 2008 reflects the subordination of the FNMA and FHLMC preferred stock to the U.S. Treasury Department’s senior preferred stock and investor expectations that dividend payments on FNMA and FHLMC preferred stock are unlikely to resume in the near term. There can be no assurance that the value of FNMA and FHLMC preferred stock will not decline further, or that the Company will not have to recognize another other-than-temporary impairment charge related to such preferred stock.
The Company does not expect to realize any material tax benefit in connection with the impairment of its FNMA and FHLMC preferred stock. Although the Company would realize a capital loss if it sells the FNMA and FHLMC preferred stock, such capital loss would result in a tax benefit to the Company only to the extent the capital loss can be used to reduce capital gains available during the applicable carryback and carryforward periods. The Company does not expect those capital gains to be material in relation to the amount of the other-than-temporary impairment charge.
As a result of the elimination of the dividends paid on the FNMA and FHLMC preferred stock, the Company’s net interest income for periods ending after June 30, 2008 will be adversely impacted. The results of the second quarter 2008 reflected net interest income of $4.2 million and would have been $4.0 million if the payment of the dividend had stopped as of April 1, 2008.
The other-than-temporary impairment of the FNMA and FHLMC preferred stock will also have the effect of reducing the Company and the Bank’s regulatory capital levels, but the Company and the Bank will continue to be “well capitalized” at September 30, 2008, even after taking into account the other-than-temporary impairment charge and anticipated balance sheet growth from June 30, 2008. In order to be categorized as “well capitalized” in accordance with applicable regulatory guidelines, the Company and the Bank are required to maintain a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital of at least 10.0% and cannot be subject to any written capital order or directive. In addition, in order for the Bank to be categorized as “well capitalized” it must maintain a leverage capital ratio of at least 5%.
The following table presents the Company’s and the Bank’s capital position relative to their respective regulatory capital requirements at June 30, 2008, on a historical and a pro forma basis, after giving effect to the other-than-temporary impairment of the FNMA and FHLMC preferred stock discussed above in the amount of $9.0 million, exclusive of any tax benefit on the impairment and inclusive of projected balance sheet growth as of September 30, 2008.

	As Reported		Regulatory Threshold
	June 30, 2008	Pro-Forma	for Well Capitalized
LSB Corporation Tier 1 risk-based ratio	12.2%	9.8%	6.0%
River Bank Tier 1 leverage	8.6%	7.1%	5.0%
River Bank Tier 1 risk-based ratio	12.2%	9.8%	6.0%
River Bank Total risk-based ratio	13.3%	10.8%	10.0%
LSB Corporation tangible book value per share	$13.36	$11.38	n/a
The lower regulatory capital levels will reduce the rate at which the Company repurchases its common stock. On April 26, 2007, the Company announced a program to repurchase up to 230,000 shares of common stock. Up to 75,024 shares remain available for purchase under that program. The Company did not repurchase any shares during the quarter ending September 30, 2008 and will be suspending its stock repurchases until further notice.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through the Bank, which is its sole subsidiary. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire. The Bank has obtained all regulatory approvals to establish a new full-service banking office in Derry, New Hampshire and expects to open in the latter part of 2008.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.